December 5, 2006	Deloitte & Touche LLP 2200 Chase Square Rochester, NY 14604-1998 USA Tel: +1 585 238 3300 Fax: +1 585 232 2890 www.deloitte.com

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Pro-Fac Cooperative, Inc.’s Form 8-K dated December 5, 2006, and have the following comments:

1.	We agree with the comments in the first sentence of the first paragraph. We have no basis on which to agree or disagree with the second and third sentences of the first paragraph.

2.	We agree with the comments in the second, third and fourth paragraphs.

Yours truly,

Member of Deloitte Touche Tohmatsu